Exhibit 99.1

	Media Contact:	Jennifer Schuricht
December 19, 2013		702-402-5241
	Analyst Contact:	Max Kuniansky
702-402-5627

NV ENERGY Commences Tender Offers for Outstanding Notes

Las Vegas, Nevada. – NV Energy, Inc. (NYSE:NVE) and its wholly owned subsidiaries, Nevada Power Company d/b/a NV Energy and Sierra Pacific Power Company d/b/a NV Energy (collectively, the “Companies”), announced today that each has commenced tender offers for the entire principal amount outstanding of certain series of notes as further described below. Each of the Companies is making the tender offers in order to comply with the terms of the various series of notes following the closing of the merger of Silver Merger Sub, Inc., a wholly owned subsidiary of MidAmerican Energy Holdings Company (“MidAmerican”), with and into NV Energy, Inc. (the “Merger”) pursuant to the Agreement and Plan of Merger dated May 29, 2013. MidAmerican is an indirect wholly-owned subsidiary of Berkshire Hathaway Inc. The Merger closed on December 19, 2013.

NV Energy, Inc.

The following table describes the series of notes subject to the NV Energy, Inc. tender offer (collectively, the “NVE Notes”):

CUSIP No.	Security Description	Principal Amount Outstanding as of December 19, 2013

67073Y AA4	6.25% Senior Notes, due 2020	$315,000,000

Nevada Power Company d/b/a NV Energy

The following table describes the series of notes subject to the Nevada Power Company tender offers (collectively, the “NPC Notes”):

CUSIP No.	Security Description	Principal Amount Outstanding as of December 19, 2013

641423 BK3	5.875% General and Refunding Mortgage Notes, Series L, due 2015	$250,000,000

641423 BM9	5.95% General and Refunding Mortgage Notes, Series M, due 2016	$210,000,000

641423 BP2	6.65% General and Refunding Mortgage Notes, Series N, due 2036	$370,000,000

641423 BS6	6.50% General and Refunding Mortgage Notes, Series O, due 2018	$325,000,000

641423 BU1	6.75% General and Refunding Mortgage Notes, Series R, due 2037	$350,000,000

641423 BW7	6.5% General and Refunding Mortgage Notes, Series S, due 2018	$500,000,000

641423 BY3	7.125% General and Refunding Mortgage Notes, Series V, due 2019	$500,000,000

641423 BZ0	5.375% General and Refunding Mortgage Notes, Series X, due 2040	$250,000,000

641423 CA4	5.45% General and Refunding Mortgage Notes, Series Y, due 2041	$250,000,000

Sierra Pacific Power Company d/b/a NV Energy

The following table describes the series of notes subject to the Sierra Pacific Power Company tender offers (collectively, the “SPPC Notes”):

CUSIP No.	Security Description	Principal Amount Outstanding as of December 19, 2013

826418 BD6	6% General and Refunding Mortgage Notes, Series M, due 2016	$450,000,000

826418 BE 4	6.750% General and Refunding Mortgage Notes, Series P, due 2037	$251,742,000

Under the terms of each of the tender offers, NV Energy, Inc., Nevada Power Company, and Sierra Pacific Power Company have offered to purchase any and all of the outstanding NVE Notes, NPC Notes, and SPPC Notes, respectively, at a purchase price equal to $1,010 per $1,000 principal amount of such notes tendered. The offers will expire at 5:00 p.m., New York City time, on Tuesday, January 21, 2014, unless the offer is extended or earlier terminated by the Companies. Payment for tendered NVE Notes, NPC Notes, and SPPC Notes, plus accrued interest, will be made on the Change of Control Payment Date, which is expected to be on or about January 24, 2014. The terms and conditions of each offer are set forth in a Change of Control Notice and Offer to Purchase, dated December 19, 2013, issued by NV Energy, Inc., Nevada Power Company, or Sierra Pacific Power Company, respectively. In each Change of Control Notice and Offer to Purchase, the Companies state that each will use cash on hand, funds drawn under its credit facility, or loans from third parties to make the Change of Control Payment for the notes tendered pursuant to the offer. In addition, to the extent necessary, the Companies expect MidAmerican, their indirect parent, to advance any remaining funds required to pay the Change of Control payment for the notes. However, based on current market conditions, the Companies do not expect that a significant amount of the notes will be tendered.

The Companies have retained The Bank of New York Mellon Trust Company, N.A. to act as depositary and Morrow & Co., LLC to act as the information agent in connection with each of the tender offers. Requests for documents may be directed to The Bank of New York Mellon Trust Company, N.A.by facsimile at (732) 667-9408 or to Morrow & Co., LLC by telephone at (203) 658-9400. Questions regarding the tender offers may be directed to Morrow & Co., LLC by telephone at (203) 658-9400.

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About NV Energy, Inc.

NV Energy, Inc. provides a wide range of energy services to 1.3 million customers throughout Nevada and nearly 40 million tourists annually. NV Energy is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. The company is headquartered in Las Vegas, Nevada. Information about NV Energy is available on the company’s website, Twitter, Facebook and YouTube pages, which can be accessed via nvenergy.com.

About MidAmerican Energy Holdings Company (MEHC)

MidAmerican Energy Holdings Company, based in Des Moines, Iowa, USA, is a global provider of energy services. Through its energy-related businesses, MidAmerican provides electric and natural gas service to more than 8.4 million customers worldwide. These businesses are Pacific Power, Rocky Mountain Power and PacifiCorp Energy, comprising PacifiCorp; MidAmerican Energy Company; Nevada Power Company and Sierra Pacific Power Company, comprising NV Energy, Inc.; Northern Powergrid (Northeast) Limited and Northern Powergrid Companies (Yorkshire) plc, comprising Northern Powergrid Holdings Company; Northern Natural Gas Company; Kern River Gas Transmission Company; MidAmerican Renewables, LLC; MidAmerican Transmission, LLC; and CalEnergy Philippines. Information about MidAmerican is available at www.midamerican.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the securities of the Companies, nor shall there be any offer, solicitation or sale of any securities of the Companies in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

This press release may contain forward-looking statements regarding the future performance of the Companies within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, current and prospective financial conditions, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in the Companies’ financing agreements. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Companies are contained in their quarterly reports on

Form 10-Q for the periods ending March 31, 2013, June 30, 2013 and September 30, 2013 and their Annual Report on Form 10-K for the year ended December 31, 2012. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.